Calculation of Filing Fee Tables
S-3
Dogwood Therapeutics, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.001 par value per share	457(a)	28,038,689	$ 5.11	$ 143,277,700.79	0.0001381	$ 19,786.65
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 143,277,700.79		$ 19,786.65
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 19,786.65
Offering Note
[1]	(1) Represents securities that may be offered and sold from time-to-time in one or more offerings by the Selling Stockholders. (2) Represents an aggregate of (i) 211,383 shares of Common Stock issued to Sealbond pursuant to the Share Exchange Agreement; (ii) 21,083,854 shares of Common Stock underlying the Series A Preferred Stock issued to Sealbond pursuant to the Share Exchange Agreement; (iii) 10,568 shares of Common Stock issued to affiliates of Tungsten in connection with the Share Exchange Agreement; (iv) 1,054,190 shares of Common Stock underlying the Series A Preferred Stock issued to affiliates of Tungsten in connection with the Share Exchange Agreement; (v) 26,354 shares of Common Stock underlying shares of Series A Preferred Stock issued to affiliates of Tungsten as a payment-in-kind dividend on that shares of Series A Preferred Stock referenced in (iv) above; (vi) 527,096 shares of Common Stock underlying shares of Series A Preferred Stock issued to Sealbond as a payment-in-kind dividend on that shares of Series A Preferred Stock referenced in (ii) above; (vii) 2,842,638 shares of Common Stock underlying the Series A-1 Preferred Stock issued to Conjoint pursuant to the Exchange and Cancellation Agreement; (viii) 382,034 shares of Common Stock issued to Serpin pursuant to the Licensing Agreement; (ix) 1,791,878 shares of Common Stock underlying the Series A-2 Non Preferred Stock issued to Serpin pursuant to the Licensing Agreement; and (x) 108,694 shares of Common Stock underlying the Series A-2 Preferred Stock issued to affiliates of Tungsten in connection with the Licensing Agreement. (3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the NYSE American on September 25, 2025, which such date is within five business days of the filing of this registration statement, of $5.11 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A